As filed with the Securities and Exchange Commission on July 16, 2019

Registration No. 333-211633

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT NO. 333-211633
UNDER THE SECURITIES ACT OF 1933

GLOBAL BRASS AND COPPER HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1826563
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

475 N. Martingale Road, suite 1050
Schaumburg, IL  60173
(Address, Including Zip Code, of Principal Executive Offices)

Global Brass and Copper Holdings, Inc. 2013 Omnibus Equity Incentive Plan
(As Amended and Restated May 26, 2016)
 (Full Title of the Plan)

Anne-Marie D’Angelo
Global Brass and Copper Holdings, Inc.
475 N. Martingale Road, suite 1050
Schaumburg, IL  60173
Tel: (847) 240-4700
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,”  “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an  emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement filed by Global Brass and Copper Holdings, Inc., a Delaware corporation (the “Registrant”), on Form S-8 (the “Registration Statement”):

•
Registration Statement No. 333-211633, originally filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2016, which registered the offer and sale of 2,250,000 shares of the Registrant’s common stock issuable pursuant to the Global Brass and Copper Holdings, Inc. 2013 Omnibus Equity Incentive Plan (as amended and restated May 26, 2016).

The Registrant is filing this Post-Effective Amendment to the Registration Statement to withdraw and remove any unissued and unsold securities issuable by the Registrant pursuant to the above-referenced Registration Statement.

On July 16, 2019, pursuant to the Agreement and Plan of Merger, dated as of April 9, 2019 (the “Agreement”), by and between the Registrant, Wieland Holdings, Inc., an Illinois corporation (“Parent”), Elephant Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary), and Wieland-Werke Aktiengesellshaft (“Parent Holdco”), Merger Subsidiary merged with and into the Registrant, with the Registrant continuing as the surviving corporation.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statement. In accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statement that remain unsold as of the date this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Schaumburg, IL, on July 16, 2019. No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

GLOBAL BRASS AND COPPER HOLDINGS, INC.

By:	/s/ Christopher J. Kodosky
	Name:	Christopher J. Kodosky
	Title:	Chief Financial Officer